CONTACT: The Altman Group, Inc.
         (800) 467-0821 (toll free)


FOR IMMEDIATE RELEASE


AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS

                  DENVER, COLORADO, March 22, 2004 - As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in Consolidated Capital Institutional Properties and Consolidated Capital Institutional Properties 2, subject to the terms of the respective Litigation Settlement Offers (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to midnight, New York City time, on April 9, 2004. The Offers were previously scheduled to expire at midnight on March 22, 2004.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on March 19, 2004, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                  Number of Units Tendered
-------------------                                  ------------------------
Consolidated Capital Institutional Properties         4,392.7
Consolidated Capital Institutional Properties 2      22,909.6


                  For further information, please contact The Altman Group, Inc at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.